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                                                                    EXHIBIT 23.1

                              CONSENT OF KPMG LLP

The Board of Directors
SpeedFam International, Inc.:


We consent to the inclusion or incorporation by reference in the Registration Statement on Form S-4 of our reports dated June 26, 1998, relating to the consolidated balance sheets of SpeedFam International, Inc. and subsidiaries as of May 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three year period ended May 31, 1998, and the related schedule, which reports appear in the May 31, 1998 Annual Report on Form 10-K of SpeedFam International, Inc. and to the reference to our firm under the heading "Experts" in the Registration Statement.


                                          KPMG LLP

Chicago, Illinois

February 26, 1999